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                                                                       EXHIBIT 5

October 16, 2000

Wall Street Strategies Corporation
80 Broad Street
New York, NY 10004

Ladies and Gentlemen:

         We have acted as counsel to Wall Street Strategies Corporation (the "Company") in connection with the registration by the Company of up to 1,537,594 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), of which 117,500 shares of Common Stock (the "Shares") are currently issued and outstanding;

                  of which up to 1,165,094 shares of Common Stock are issuable upon the conversion of ten shares of the Company's 8% Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock"); and

                  of which 255,000 shares of Common Stock are issuable upon the exercise of certain warrants (the "Warrants") and options (the "Options") (the shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants and the Options are herein collectively referred to as the "Underlying Shares") .

         A Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, covering the Shares and the Underlying Shares has been filed with the Securities and Exchange Commission.

         In connection herewith we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Articles of Incorporation and the Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

         In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company. In addition, we have assumed that the certificates for the Underlying Shares will conform to the specimen thereof examined by us and will be duly registered and countersigned by the Company's transfer agent.

         Based on the foregoing, we are of the opinion that the Shares and the Underlying Shares are duly and validly authorized and, in the case of the Shares, validly issued, fully paid and non-assessable and, in the case of the Underlying Shares, when issued upon conversion of the Preferred Stock and exercise of the Warrants and the Options, each in accordance with their terms, will be validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form SB-2 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof.

Very truly yours,
/s/
Bryan Cave LLP